Exhibit 21.0

Subsidiaries

	Percentage Ownership	Jurisdiction or State of Incorporation
Registrant

Fox Chase Bancorp, Inc.		Maryland

Subsidiaries

Fox Chase Bank	100%	United States

Fox Chase Financial, Inc. (1)	100%	Delaware

Fox Chase Service Corporation (1)	100%	Pennsylvania

(1)                   Wholly owned subsidiary of Fox Chase Bank.